As filed with the Securities and Exchange Commission on March 13, 2020
        Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PILGRIM'S PRIDE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1285071 (I.R.S. Employer Identification No.)
1770 Promontory Circle, Greeley, Colorado (Address of Principal Executive Offices)	80634-9038 (Zip Code)

Pilgrim's Pride Corporation
2019 Long Term Incentive Plan
(Full title of the plan)
Fabio Sandri
Chief Financial Officer
Pilgrim's Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634-9038
(970) 506-8000
(Name, address, telephone number, including area code, of agent for service)
Copies of all communications to:
John R. Vetterli, Esq.
Maia R. Gez, Esq.
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,000,000 shares	$17.13	$34,260,000	$4,446.95
(1)Covers shares of Common Stock, par value $0.01 per share (“Common Stock”) of Pilgrim’s Pride Corporation (the “Registrant”) to be issued under the Pilgrim’s Pride Corporation 2019 Long Term Incentive Plan (the “Plan”). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.
(2)In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Registrant’s Common Stock as reported on Nasdaq on March 12, 2020 (a date within five business days prior to the date of filing this registration statement on Form S-8 (the “Registration Statement”)).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement, as required by Rule 428(b)(1) of the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission (each with Commission File No. 001-09273) are hereby incorporated in this Registration Statement by reference:
(a)The Registrant's Annual Report on Form 10-K for the year ended December 29, 2019 filed with the Commission on February 21, 2020, and portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 5, 2019, that are specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 30, 2018;
(b)The description of the Registrant's Common Stock contained in Exhibit 4.7 to the Registrant's Annual Report on Form 10-K, as filed with the Commission on February 21, 2020; and
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may eliminate or limit the personal liability of each director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising because of any of the following:
(a)any breach of the director's duty of loyalty to the corporation or its stockholders;
(b)acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;
(c)certain unlawful dividend payments or stock redemptions or repurchases; and
(d)any transaction from which the director derives an improper personal benefit.
Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty, except for situations described in the bullet points listed above. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in the bullet points listed above. This provision does not limit or eliminate our rights or any stockholder’s right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.
Section 145 of the DGCL provides for, among other things:
(a)permissive indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;
(b)permissive indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;
(c)mandatory indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by a present or former director or officer of a corporation in the event such persons are successful on the merits or otherwise in defense of litigation covered by (i) and (ii) above; and
(d)that the indemnification and advancement of expenses provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.
Our Amended and Restated Corporate Bylaws provides that the Company shall, to the fullest extent permitted by Delaware law, indemnify and hold harmless any present or former officer or director of the Company (or any officer or director who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise) from and against any expense, liability, loss, judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys’ fees), actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, our Amended and Restated Corporate Bylaws further provides that an indemnitee shall have the right to be paid expenses in advance of a final disposition; provided that, if required by the DGCL, an undertaking is provided by the indemnitee to repay the advanced amounts if it is ultimately determined that the person is not entitled to be indemnified under the Company’s Amended and Restated Corporate Bylaws or otherwise.
According to the Amended and Restated Corporate Bylaws of the Company and Section 145 of the DGCL, the Company has the power to purchase and maintain insurance for its present and former directors, officers, employees and agents. The above discussion of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Corporate Bylaws and of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated Corporate Bylaws and the DGCL.

Item 7. Exemption.
Not applicable.
Item 8. Exhibits.
The Exhibit Index appearing immediately after the Signature Page to this Form S-8 is incorporated into this Item by reference.
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(i)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(2)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(3)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(ii)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(iii)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No. Description
4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 of the Company's Form 8-A filed on December 27, 2012).
4.2  Amended and Restated Corporate Bylaws of the Company (incorporated by reference from Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q (No. 001-09273) filed on November 8, 2017).
4.3 Stockholders Agreement dated December 28, 2009 between the Company and JBS USA Holding Lux, S.à.r.l., formerly known as JBS USA Holdings, LLC, as amended (incorporated by reference from Exhibit 3.3 to the Company’s Form 8-A (No. 001-09273) filed on December 27, 2012).
4.4 Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K (No. 001-09273) filed on December 29, 2009).
5.1 Opinion of White & Case LLP, with respect to legality of securities being registered hereunder.*
10.1 2019 Pilgrim's Pride Corporation Long-Term Incentive Plan.*
23.1 Consent of KPMG LLP.*
23.2 Consent of White & Case LLP (included as part of Exhibit 5.1 filed herewith).*
24 Power of Attorney (included on the signature page to this Registration Statement).*
* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on March 13, 2020.

PILGRIM'S PRIDE CORPORATION
By: /s/ Fabio Sandri
Name: Fabio Sandri
Title: Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Jayson J. Penn and Fabio Sandri, and each of them singly (with full power to each of them to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for the person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments or supplements to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gilberto Tomazoni	Chairman of the Board of Directors	March 13, 2020
Gilberto Tomazoni

/s/ Jayson J. Penn	President and Chief Executive Officer	March 13, 2020
Jayson J. Penn	(Principal Executive Officer)

/s/ Fabio Sandri	Chief Financial Officer (Principal Financial	March 13, 2020
Fabio Sandri	Officer and Principal Accounting Officer)

/s/ Farha Aslam	Director	March 13, 2020
Farha Aslam

/s/ Arquimedes A. Celis	Director	March 13, 2020
Arquimedes A. Celis

/s/ Michael L. Cooper	Director	March 13, 2020
Michael L. Cooper

/s/ Wallim Cruz de Vasconcellos Junior	Director	March 13, 2020
Wallim Cruz de Vasconcellos Junior

/s/ Charles Macaluso	Director	March 13, 2020
Charles Macaluso

/s/ Denilson Molina	Director	March 13, 2020
Denilson Molina

/s/ Andre Nogueira de Souza	Director	March 13, 2020
Andre Nogueira de Souza

/s/ Vincent Trius	Director	March 13, 2020
Vincent Trius